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                                                                 EXHIBIT 4(D)(1)

                           ADMINISTRATIVE AGREEMENT

THIS ADMINISTRATIVE AGREEMENT dated this 1st day of January, 1999
(the"Agreement"), between FRANK RUSSELL INVESTMENT COMPANY, a Massachusetts business trust hereinafter called the "Trust" and FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY, a Washington Corporation hereinafter called the "Manager."

WHEREAS, the Trust has been organized by and at the expense of a company affiliated with the Manager and operates as an investment company of the "series" type registered under the Investment Company Act of 1940 ("1940 Act") for the purpose of investing and reinvesting its assets in portfolios of securities, each of which has distinct investment objectives and policies (each distinct portfolio being referred to herein as a "Sub-Trust"), as set forth more fully in its Master Trust Agreement, its By-Laws and its Registration Statements under the 1940 Act and the Securities Act of 1933, all as heretofore amended and supplemented; and the Trust desires to avail itself of the services, information, assistance, and facilities of a manager and to have a manager perform for it various management, administrative, and other services; and

WHEREAS, the Manager and its affiliated corporations have undertaken the initiative and expense of organizing the Trust in order to have a means to commingle assets for certain investors to have access to and utilize the "Multi-Style, Multi-Manager" method of investment and to provide services to the Trust in consideration of and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, Trust and the Manager agree as follows:

1. Employment of the Manager.  The Trust hereby employs the Manager to
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   administer its business and administrative operations, subject to the direction of the Board of Trustees and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way.

2. Obligations of and Services to be Provided by the Manager.  The Manager
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   undertakes to provide the services hereinafter set forth and to assume the following obligations:

   A.  Management and Administrative Services.

   (1) The Manager shall furnish to the Trust adequate (a) office space, which may be space within the offices of the Manager or in such other place as may be agreed upon from time to time, (b) office furnishings, facilities, and equipment as may be reasonably required for managing and administering the business and operations of the Trust, including (i) complying with the business trust, securities, and tax

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     reporting requirements of the United States and the various states in which the Trust does business, (ii) conducting correspondence and other communications with the Shareholders of the Trust, and (iii) maintaining or supervising the maintenance of all internal bookkeeping, accounting, and auditing services and records in connection with the Trust's investment and business activities. The Trust agrees that its shareholder recordkeeping services, the computing of net asset value and the preparation of certain of its records required by Rule 31 under the 1940 Act are maintained by the Trust's Transfer Agent, Custodian, and Money Managers, and that with respect to these records the Manager's obligations under this Section 2(A) are supervisory in nature.

 (2) The Manager shall employ or provide and compensate the executive, administrative, secretarial, and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 2(A) (l), and shall bear the expense of providing such services except as provided in
     Section 4 of this Agreement. The Manager shall also compensate all officers' and employees of the Trust who are officers or employees of the Manager, or its affiliated companies.

  B. [Reserved]

  C. [Reserved]

  D. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

     The Manager will make available and provide financial, accounting, and statistical information required by the Trust for the preparation of registration statements, reports, and other documents required by federal and state securities laws, and with such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust's shares.

  E. Other Obligations and Services.

     The Manager shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust and its investment activities.

3. [Reserved]

4  Expenses of the Trust.  It is understood that the Trust will pay all its
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   expenses other than those expressly assumed by the Manager herein, which expenses payable by the Trust shall include:

   A. Fees for the services of the Money Managers;

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  B. Expenses of all audits by independent public accountants;

  C. Expenses of transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

  D. Expenses of custodial services including recordkeeping services provided by the Custodian;

  E. Expenses of obtaining quotations for calculating the value of the Trust's net assets;

  F. Expenses of obtaining Portfolio Activity Reports and Analyses of International Management reports for each portfolio of each Sub-Trust;

  G. Expenses of maintaining each Sub-Trust's tax records;

  H. Salaries and other compensation of any of the Trust's executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Manager;

  I. Taxes levied against the Trust;

  J. Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Trust;

  K. Costs, including the interest expense, of borrowing money;

  L. Costs and/or fees incident to meetings of the Trust, the preparation and mailings of prospectuses and reports of the Trust to its Shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust's existence, and the registration of shares with federal and state securities authorities;

  M. Legal fees, including the legal fees related to the registration and continued qualification of the Trust shares for sale;

  N. Costs of printing stock certificates representing shares of the Trust;

  O. Trustees' fees and expenses to trustees who are not officers, employees, or stockholders of the Manager or any of its affiliates;

  P. The Trust's pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

  Q. Association membership dues; and

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  R. Extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

5. Activities and Affiliates of the Manager.
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  A. The services of the Manager and its affiliated corporations to the Trust hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others.

  B. Subject to and in accordance with the Master Trust Agreement (as defined below) and By-Laws of the Trust and to Section 10(a) of the 1940 Act, it is understood that Trustees, officers, agents, and shareholders of the Trust are or may be interested in the Manager or its affiliates directors, agents, or shareholders of the Manager or its affiliates; that directors, officers, agents, and shareholders of the Manager or its affiliates are or may be interested in the Trust as Trustees, officers, agents, shareholders, or otherwise; that the Manager or its affiliates may be interested in the Trust as shareholders or otherwise; and that the effect of any such interests shall be governed by said Master Trust Agreement, By-Laws, and the 1940 Act.

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6. Compensation of the Manager.
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   A. As consideration for the Manager's services to the following Sub-Trusts, the Manager shall receive from each of these Sub-Trusts an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee and payable following the last day of each month, of the following annual percentages of each Sub-Trust's average daily net assets during the month:

          Diversified Equity                      .05%
          Special Growth                          .05%
          Equity Income                           .05%
          Quantitative Equity                     .05%
          Diversified Bond                        .05%
          Volatility Constrained Bond             .05%
          International Securities                .05%
          Multistrategy Bond                      .05%
          Limited Volatility Bond                 .05%
          U.S. Government Money Market            .05%
          Tax Free Money Market                   .05%
          Real Estate Securities                  .05%
          Emerging Markets                        .05%
          Money Market                            .05%
          Equity I - Class E                      .05%
          Equity I - Class I                      .05%
          Equity I--Premier Class                 .05%
          Equity I - Class Y                   at cost
          Equity II - Class E                     .05%
          Equity II - Class I                     .05%
          Equity II - Premier Class               .05%
          Equity II - Class Y                  at cost
          Equity III - Class E                    .05%
          Equity III - Class I                    .05%
          Equity III - Premier Class              .05%
          Equity III - Class Y                 at cost
          Equity Q                                .05%
          International - Class E                 .05%
          International - Class I                 .05%
          International - Premier Class           .05%
          International - Class Y              at cost
          Fixed Income I - Class E                .05%
          Fixed Income I - Class I                .05%
          Fixed Income I - Premier Class          .05%
          Fixed Income I - Class Y             at cost
          Fixed Income II                         .05%
          Fixed Income III -  Class E             .05%
          Fixed Income III - Class I              .05%

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          Fixed Income III  Premier Class         .05%
          Fixed Income III  Class Y            at cost
          Equity T                                .05%
          Aggressive Strategy                     .05%
          Balanced Strategy                       .05%
          Moderate Strategy                       .05%
          Conservative Strategy                   .05%
          Equity Balanced Strategy                .05%

7. Liabilities of the Manager.
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   A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Manager or its corporate affiliates, the Manager and its corporate affiliates shall not be subject to liability to the Trust or to any Shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security.

   B. No provision of this Agreement shall be construed to protect any, trustee or officer of the Trust, or the Manager and its corporate affiliates, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

8. Renewal and Termination.
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   A. This Agreement shall become effective on and as of January 1, 1999 and shall continue in effect as to each Sub-Trust until it is terminated.

   B. This Agreement:

      (a) May at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or, as to any Sub-Trust, by vote of a majority of the outstanding voting securities of the Sub-Trust, on 60 days' written notice to the Manager;

      (b) Shall immediately terminate in the event of its assignment; and

      (c) May be terminated by the Manager on 60 days' written notice to the Trust.

   C. As used in this Section 8, the terms of "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms in the 1940 Act.

   D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

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9.  Severability.  If any provision of this Agreement shall be held or made
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    invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

10. Reservation of Name.  The parties hereto acknowledge that Frank Russell
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    Company has reserved the right to grant the non-exclusive use of the name
    "Frank Russell," or any derivative thereof, to any other investment company, investment advisor, distributor or other business enterprise, and to withdraw from the Trust the use of the name "Frank Russell." In the event that Frank Russell Company should elect to withdraw the use of the name "Frank Russell" from the Trust, the Trust will submit the question of continuing this Agreement to a vote of its Shareholders.

11. Limitation of Liability.  The Master Trust Agreement dated July 26, 1984, as
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    amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Frank Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees, or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

Attest:                            FRANK RUSSELL INVESTMENT COMPANY

/s/ Karl J. Ege                    By:  /s/ Lynn L. Anderson
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Karl J. Ege, Secretary                      Lynn L. Anderson, President


Attest:                            FRANK RUSSELL INVESTMENT
                                   MANAGEMENT COMPANY

/s/ Karl J. Ege                    By:  /s/ Eric A. Russell
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Karl J. Ege, Secretary                      Eric A. Russell, President

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